As filed with the Securities and Exchange Commission on December 23, 2005

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

BIOLASE TECHNOLOGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	87-0442441
(State or other jurisdiction of incorporation of organization)	(I.R.S. Employer Identification No.)

981 Calle Amanecer San Clemente, California	92673
(Address of Principal Executive Offices)	(Zip Code)

BIOLASE TECHNOLOGY, INC. 2002 STOCK INCENTIVE PLAN

(Full title of the plan)

ROBERT E. GRANT

President & Chief Executive Officer

BIOLASE Technology, Inc.

981 Calle Amanecer

San Clemente, California 92673

(949) 361-1200

(Name, address and telephone number, including area code, of agent for service)

copy to:

CHRISTOPHER M. FORRESTER, Esq.

Pillsbury Winthrop Shaw Pittman LLP

11682 El Camino Real, Suite 200

San Diego, California 92130

(619) 234-5000

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.001 per share	1,950,000	$7.74(2)	$15,083,250.00(2)	$1,613.91

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, this Registration Statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend or other similar transaction, or pursuant to any other antidilution provisions set forth in the option agreements.
(2)	Estimated pursuant to Rules 457(c) and 457(h) under the Securities Act of 1933 solely for the purpose of calculating the registration fee. The price of the shares is based upon the average of the high and low sales prices of a share of the Registrant’s Common Stock as reported on the Nasdaq National Market on December 16, 2005.

The Registration Statement shall become effective upon filing in accordance with Rule 462 under the Securities Act of 1933.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

*           Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933 (the “Securities Act”) and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Securities and Exchange Commission (the “SEC”) are hereby incorporated by reference in this Registration Statement:

(a) Current Report on Form 8-K filed with the SEC on December 22, 2005;

(b) Current Report on Form 8-K filed with the SEC on December 12, 2005;

(c) Current Report on Form 8-K filed with the SEC on November 21, 2005;

(d) Quarterly Report on Form 10-Q for the quarter ended September 30, 2005 filed with the SEC on November 9, 2005;

(e) Current Report on Form 8-K filed with the SEC on November 9, 2005;

(f) Definitive proxy statement filed with the SEC on October 17, 2005 in connection with the Registrant’s Annual Meeting of Stockholders held November 15, 2005;

(g) Current Report on Form 8-K filed with the SEC on October 6, 2005;

(h) Current Report on Form 8-K filed with the SEC on October 3, 2005;

(i) Quarterly Report on Form 10-Q for the quarter ended June 30, 2005 filed with the SEC on September 30, 2005;

(j) Quarterly Report on Form 10-Q for the quarter ended March 31, 2005 filed with the SEC on September 30, 2005;

(k) Current Report on Form 8-K filed with the SEC on August 22, 2005;

(l) Current Report on Form 8-K filed with the SEC on August 19, 2005;

(m) Current Reports on Form 8-K filed with the SEC on August 9, 2005;

(n) Current Report on Form 8-K filed with the SEC on July 28, 2005;

(o) Current Report on Form 8-K filed with the SEC on July 19, 2005;

(p) Annual Report on Form 10-K for the fiscal year ended December 31, 2004, filed with the SEC on July 17, 2005; and

(q) The description of Registrant’s Common Stock contained in Registrant’s registration statement on Form 8-A, filed with the SEC on October 30, 1991, including any amendment or report filed for the purpose of updating such description.

In addition, all documents subsequently filed by Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Registrant’s Certificate of Incorporation, as amended, provides that the Registrant’s directors will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability for (i) any breach of their duty of loyalty to the Registrant or its stockholders, (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the General Corporation Law of the State of Delaware (the “Delaware Law”), or (iv) any transaction from which the director derives an improper personal benefit.

Article X of the Registrant’s Amended and Restated Bylaws provides that the Registrant will indemnify any director or officer, or former director or officer, who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, to the fullest extent authorized by the Delaware Law, against all costs, charges, expenses, liabilities and losses (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered in connection with such action, suit or proceeding. The Registrant also will indemnify any such director or officer, or any such former director or officer, against expenses incurred in defending any such action, suit or proceeding in advance of its final disposition, provided that, if required by the Delaware Law, the payment of such expenses will be made only upon delivery to the Registrant of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified.

Article X of the Registrant’s Amended and Restated Bylaws further provides that in the event a director or officer has to bring suit against the Registrant for indemnification and is successful, the Registrant will pay such director’s or officer’s expenses of prosecuting such claim; that indemnification provided for by the Amended and Restated Bylaws shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; that the Registrant may purchase and maintain insurance on behalf of a director or officer against any expense, liability or loss, whether or not the Registrant would have the power to indemnify such director or officer against such expense, liability or loss under the Delaware Law; and that to the extent any director or officer is by reason of such position a witness in any action, suit or proceeding, the Registrant shall indemnify him or her against all costs and expenses actually and reasonably incurred by him or her in connection therewith.

The Registrant’s employment agreement with its President and Chief Executive Officer, Robert E. Grant, provides that the Registrant will, to the maximum extent permitted under Delaware law, indemnify Mr. Grant against any expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, threatened or initiated against Mr. Grant by reason of the fact that he was serving as an officer, director, employee or agent of the Registrant or was serving at the request of the Registrant as an officer, director, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

The Registrant’s employment agreement with its Chief Technology Officer and Vice Chairman of the Board, Jeffrey W. Jones, provides that the Registrant will, to the maximum extent permitted under the Delaware Law, indemnify Mr. Jones against any expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, threatened or initiated against Mr. Jones by reason of the fact that he was serving as a director or officer.

In July and December 2005, the Registrant entered into separate but similar indemnification agreements (the “Indemnification Agreements”) with the following directors and officers: Federico Pignatelli, Jeffrey W. Jones, George V. d’Arbeloff, Dr. Robert Anderton, Robert E. Grant, Richard L. Harrison, Keith G. Bateman and James M. Haefner. Pursuant to the terms of the Indemnification Agreements the Registrant will indemnify such directors and officers to the fullest extent permitted under Delaware law and the Certificate of Incorporation of the Registrant. The Indemnification Agreements provide that, among other things, (i) the Registrant will indemnify such directors and officers if and wherever they are made party to a proceeding or are threatened to be made a party to a proceeding, (ii) the Registrant will advance all reasonable expenses incurred, whether prior to or after a final determination of a proceeding and (iii) the Registrant will use all reasonable efforts to provide and maintain directors’ and officers’ liability insurance policies.

Section 145 of the Delaware Law provides that a Delaware corporation has the power to indemnify its directors and officers in certain circumstances.

Subsection (a) of Section 145 of the Delaware Law empowers a corporation to indemnify any director or officer, or former director or officer, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding provided that such director or officer acted in good faith and in a manner such director or officer reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, provided that such director or officer had no reasonable cause to believe his or her conduct was unlawful.

Subsection (b) of Section 145 of the Delaware Law empowers a corporation to indemnify any director or officer, or former director or officer, who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit, provided that such director or officer acted in good faith and in a manner such director or officer reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such director or officer shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine that despite the adjudication of liability, but in view of all the circumstances of the case, such director or officer is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

Section 145 of the Delaware Law further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation shall have power to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or her or incurred by him or her in any such capacity or arising out of his or her status as such whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 145.

The Registrant maintains directors’ and officers’ liability insurance covering its directors and officers.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Exhibit
4.1	BIOLASE Technology, Inc. 2002 Stock Incentive Plan, as amended (previously filed with the Registrant’s Definitive Proxy Statement filed with the SEC on October 17, 2005, and incorporated herein by referenced).

5.1	Opinion of Pillsbury Winthrop Shaw Pittman LLP.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Pillsbury Winthrop Shaw Pittman LLP (included in Exhibit 5.1).

24.1	Powers of Attorney (included on signature page hereto).

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Clemente, State of California, on the 23rd day of December, 2005.

BIOLASE TECHNOLOGY, INC.

By	/s/ Richard L. Harrison
Richard L. Harrison
Executive Vice President, Chief Financial Officer
& Secretary

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Robert E. Grant and Richard L. Harrison, jointly and severally, as attorneys-in-fact, each with the power of substitution, for him in any and all capacities, to sign any amendment to this Registration Statement and to file the same, with exhibits thereto and other documents in connection therewith, with the SEC, granting to said attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person hereby ratifying and confirming all that said attorneys-in-fact or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Robert E. Grant	President, Chief Executive Officer and Director (principal executive officer)	December 23, 2005
Robert E. Grant

/s/ Richard L. Harrison	Executive Vice President, Chief Financial Officer & Secretary (principal financial and accounting officer)	December 23, 2005
Richard L. Harrison

/s/ Federico Pignatelli	Director and Chairman of the Board	December 23, 2005
Federico Pignatelli

/s/ Jeffrey W. Jones	Chief Technology Officer, Director and Vice Chairman of the Board	December 23, 2005
Jeffrey W. Jones

/s/ Robert M. Anderton	Director	December 23, 2005
Robert M. Anderton

/s/ George V. d’Arbeloff	Director	December 23, 2005
George V. d’Arbeloff

INDEX TO EXHIBITS

Exhibit Number	Exhibit
4.1	BIOLASE Technology, Inc. 2002 Stock Incentive Plan, as amended (previously filed with the Registrant’s Definitive Proxy Statement filed with the SEC on October 17, 2005, and incorporated herein by referenced).

5.1	Opinion of Pillsbury Winthrop Shaw Pittman LLP.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Pillsbury Winthrop Shaw Pittman LLP (included in Exhibit 5.1).

24.1	Powers of Attorney (included on signature page hereto).